Improving health and simplifying life for people with diabetes

Valeritas Appoints Peter J. Devlin to Chairman of its Board of Directors

BRIDGEWATER, New Jersey, June 6, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced the appointment of Peter J. Devlin to chairman of the Company’s Board of Directors, effective as of June 6, 2017. In addition to this new role, Mr. Devlin will continue to serve as chairman of the Compensation Committee of the Board of Directors.

“Peter has been providing invaluable guidance to our management team since joining the Board of Directors in June 2016,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Now, as the first chairman of Valeritas since we became a public company, he will be able to further expand his contributions to the Company across all functions.”

Mr. Devlin commented, “Valeritas’ V-Go® Wearable Insulin Delivery Device is emerging as a key tool for people living with type 2 diabetes by allowing them to simplify insulin therapy while improving their blood glucose control with the use of less insulin compared to insulin pens and syringes. With the Company’s commercial plan in place, I am looking forward to continuing to work with the management team and my colleagues on the Valeritas board to successfully execute the plan, drive the product’s success in the marketplace and create value to all shareholders.”

Mr. Devlin served Valeritas as a member of its Board of Directors since June 2016 and as the chairman of the Board’s Compensation Committee since December 2016. From August 2009 to September 2014, Mr. Devlin was the chief commercial officer at Insulet Corporation, a manufacturer of diabetes insulin device products, where he was responsible for the company’s worldwide commercial operations. Prior to joining Insulet, Mr. Devlin held several leadership roles in the global diabetes business at Abbott Laboratories, Inc. from 2002 to 2009. Mr. Devlin received his Bachelor of Science degree from the University of Massachusetts.

About Valeritas, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients.

Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.
Investor Contacts:
Nick Laudico / Robert Flamm, Ph.D.
The Ruth Group
(646)536-7030 / 7017
IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Media Contact:
Kirsten Thomas
The Ruth Group
(508)280-6592
PR@valeritas.com